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                                                                  EXHIBIT 21



                     SUBSIDIARIES OF THE REGISTRANT
                     ------------------------------

                                 State of
Subsidiary                       Incorporation       Doing Business As
----------                       -------------       -----------------

Hearth Technologies Inc.         Iowa                Hearth Technologies Inc.

Holga Inc.                       Iowa                Holga Inc.

BPI Inc.                         Iowa                BPI Inc.

The Gunlocke Company             Iowa                The Gunlocke Company

HON Export Limited               Iowa                HON Export Limited

T. M. Export Inc.                Barbados            T. M. Export Inc.

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